Exhibit 99.1

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

December 13, 2006

MIDWEST AIR GROUP CONFIRMS RECEIPT OF UNSOLICITED,
HIGHLY CONDITIONAL EXPRESSION OF INTEREST

Milwaukee, Wisconsin, December 13, 2006 – Midwest Air Group, Inc. (AMEX: MEH) – parent company of Midwest Airlines – today confirmed that it has received an unsolicited, highly conditional expression of interest from AirTran Holdings, Inc., in which AirTran proposed a merger agreement between the companies.

On December 6, Midwest sent the following response to Joseph B. Leonard, chairman and chief executive officer of AirTran:

Mr. Joseph B. Leonard

Chairman and Chief Executive Officer

AirTran Holdings, Inc.

9955 AirTran Boulevard

Orlando, FL  32827

Dear Joe:

Our Board of Directors met today and had an extensive discussion of your expression of interest in a transaction with our Company. As you know, we have taken your letter very seriously, and since October 20, 2006 the Board and the Board Affairs and Governance Committee have spent considerable time and effort in a process with their advisors to understand and evaluate your expression of interest.

The Board completed this process today. While the Board has a great deal of respect for AirTran and for your leadership, it has concluded that it would not be in the best interests of the Company, our shareholders and other stakeholders, including customers, employees and the communities we serve, to pursue a transaction with AirTran under the current circumstances. The Board feels that the Company’s strategic plan and remaining independent hold the best promise for continued growth and increased shareholder value going forward.

Thank you very much for your interest in our Company and your efforts in submitting your letter.

Best regards for a good holiday season.

Very truly yours,

Timothy E. Hoeksema

Chairman, CEO and President

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering primarily to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. Skyway Airlines, Inc. – Midwest’s wholly owned subsidiary – operates as Midwest Connect and offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 47 cities. More information is available at http://www.midwestairlines.com.

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This document contains forward-looking statements that may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “expect,” “anticipate,” “believe,” “estimate,” “goal,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from projected results due to the risk factors described in Item 1A. Risk Factors in the company’s “Annual Report on Form 10-K” for the year ended December 31, 2005.